As filed with the Securities and Exchange Commission on June 1, 1998

                                                 Registration No. 333- _________




                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ABRAXAS PETROLEUM CORPORATION
               (Exact name of issuer as specified in its charter)

                NEVADA                                     74-2584033
     (State or other jurisdiction                     (I.R.S.    Employer
     of incorporation or organization)                 Identification No.)

          500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232
               (Address of principal executive offices)       (Zip Code)


              ABRAXAS PETROLEUM CORPORATION STOCK OPTION AGREEMENT
                            (Full title of the plan)

                               Robert L. G. Watson
          Chairman of the Board, President and Chief Executive Officer
                          ABRAXAS PETROLEUM CORPORATION
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                                 (210) 490-4788
                      (Name, address and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


                                          Proposed   Proposed
Title of                                  maximum    maximum
securities                 Amount         offering   aggregate    Amount of
to be                      to be          price      offering     registration
registered                 registered     per share  price        fee

Common Stock,              2,000          $9.75*     $19,500*     $6.00
par value $.01             shares
per share

*In accordance with Rule 457(h), computed upon the basis of the prices reported on NASDAQ on May 29, 1998. This price is used solely for the purpose of calculating the registration fee.

PART II

Item 3.  Incorporation of Documents by Reference.

         The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock have been sold or which deregisters any Common Stock then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

         (a) The Registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed:

                  1. Annual Report on Form 10-K for the year ended December 31, 1997.

                  2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above:

                  1.       Form 8-K
                           Filed:  January 27, 1998

                  2.       Form 8-K
                           Filed:  February 6, 1998

                  3.       Form 8-K
                           Filed:  March 23, 1998

         (c) See "Description of Registrant's Securities to be Registered" in Registration Statement No. 34-0-19118 on Form 8-A filed on March 28, 1991 and incorporated herein by reference.

Item 4.  Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         None.

Item 6. Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation contain a provision that eliminates the personal monetary liability of directors and officers to the Registrant and its stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada General Corporation Law (the "Nevada Statute"). If a director or officer were to breach his fiduciary duties, neither the Registrant nor its stockholders could recover monetary damages, and the only course of action available to the Registrant's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of the Registrant's Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Director's action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that the stockholders and the Registrant would have no effective remedy against the directors or officers.

         Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

         The Nevada Statute permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of his duty. The Bylaws of the Registrant provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute.

         Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Registrant currently has a directors' and officers' liability insurance policy in effect providing $3.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

         The Registrant has entered into indemnity agreements with each of its directors and officers. These agreements provide for indemnification to the extent permitted by the Nevada Statute.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         **4.1 Specimen Common Stock  Certificate of the  Registrant.  (Filed as
Exhibit 4.1 to the Registrant's S-4 Registration Statement, No. 33-36565).

         *5.1 Opinion of Cox & Smith Incorporated.

         *23.1 Consent of Ernst & Young LLP.

         *23.2 Consent of DeGolyer & MacNaughton.

         *23.3 Consent of McDaniel & Associates Consultants, Ltd.

         *23.4 Consent of Cox & Smith Incorporated (included in Exhibit 5.1).

         *24.1 Power of Attorney of Harold D. Carter.

         *24.2 Power of Attorney of Robert D. Gershen.

         *24.3 Power of Attorney of Richard M. Kleberg, III.

         *24.4 Power of Attorney of James C. Phelps.

         *24.5 Power of Attorney of Paul A. Powell, Jr.

         *24.6 Power of Attorney of Richard M. Riggs




*      Filed herewith.
**     Incorporated by reference to the filing indicated.

         Item 9.  Undertakings.

         The Registrant undertakes the following:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas on June 1, 1998.

                                    ABRAXAS PETROLEUM CORPORATION


                                    By:      /s/ Robert L. G. Watson
                                       Robert L.G. Watson,
                                       Chairman of the Board, President and
                                       Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         Signature                        Name and Title                Date

/s/ Robert L. G. Watson          Chairman of the Board,             June 1, 1998
---------------------------      President, Chief Executive Officer
Robert L.G. Watson               (Principal Executive Officer)
                                 and Director of the Company


/s/ Chris E. Williford           Executive Vice President,          June 1, 1998
---------------------------      Treasurer, Chief Financial
Chris E. Williford               Officer and Director (Principal
                                 Financial and Accounting Officer)
                                 of the Company

                                 Director of the Company            June 1, 1998
---------------------------
Franklin Burke

*                                Director of the Company            June 1, 1998
---------------------------
Harold D. Carter

*                                Director of the Company            June 1, 1998
---------------------------
Robert D. Gershen

*                                Director of the Company            June 1, 1998
---------------------------
Richard M. Kleberg, III

 *                               Director of the Company            June 1, 1998
---------------------------
James C. Phelps

 *                               Director of the Company            June 1, 1998
---------------------------
Paul A. Powell, Jr.

*                                Director of the Company            June 1, 1998
---------------------------
Richard M. Riggs

By: /s/ Chris E. Williford
Chris E. Williford
Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No:       Exhibit                                           Page Number

5.1               Opinion of Cox & Smith Incorporated

23.1              Consent of Ernst & Young LLP.

23.2              Consent of DeGoyler & MacNaughton

23.3              Consent of McDaniel & Associates Consultants Ltd.

23.4 Consent of Cox & Smith Incorporated (included in Exhibit 5.1)

24.1              Power of Attorney of Harold D. Carter

24.2              Power of Attorney of Robert D. Gershen

24.3              Power of Attorney of Richard M. Kleberg, III

24.4              Power of Attorney of James C. Phelps

24.5              Power of Attorney of Paul A. Powell, Jr.

24.6              Power of Attorney of Richard M. Riggs

                                                                    EXHIBIT 5-1
                                   COX & SMITH
                             I N C O R P O R A T E D
                              ATTORNEYS COUNSELORS



                              112 East Pecan Street
                                   Suite 1800
                          San Antonio, Texas 78205-1521
                                 (210) 554-5500
                               Fax (210) 226-8395


Writer's Direct Number                                 Writer's E-Mail Address
(210) 554-5255                                         srjacobs@coxsmith.com
                                  June 1, 1998

Abraxas Petroleum Corporation
500 North Loop 1604 East, Suite 1800
San Antonio, Texas 78232

                     Re: Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to Abraxas Petroleum Corporation (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 2,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company. The Shares are issuable pursuant to that certain Stock Option Agreement dated as of March 25, 1998 (the "Option Agreement") by and between the Company and James C. Phelps.

         We have examined such corporate records, documents, instruments and certificates of the Company as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as copies or originals.

         Based upon the foregoing, we are of the opinion that the Shares will have been duly authorized and legally issued and will constitute fully paid and nonassessable shares of Common Stock of the Company when issued in accordance with the Option Agreement.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules or regulations of the Securities and Exchange Commission promulgated thereunder or any similar provisions of any state securities laws or regulations.

                                                     Very truly yours,

                                                     COX & SMITH INCORPORATED

                                                     By:  /s/ Steven R. Jacobs
                                                           For the Firm
SRJ/cap

                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) dated June 1, 1998 pertaining to that certain Stock Option Agreement dated as of March 25, 1998 by and between Abraxas Petroleum Corporation and James C. Phelps of our report dated March 17, 1998 with respect to the consolidated financial statements of Abraxas Petroleum Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                       /S/  ERNST & YOUNG LLP
                                                      ERNST & YOUNG LLP






San Antonio, Texas
June 1, 1998

                                                                   EXHIBIT 23.2



                                  June 1, 1998







Abraxas Petroleum Corporation
500 North Loop 1604 East, Suite 100
San Antonio, Texas 78232


Gentlemen:

         We hereby consent to the incorporation by reference in your Registration Statement on Form S-8 dated June 1, 1998 of the references to DeGolyer and MacNaughton of information contained in our "Appraisal Report as of December 31, 1997 on Certain Interests owned by Abraxas Petroleum Corporation," provided, however, that since the crude oil, condensate, natural gas liquids, and natural gas reserves estimates set forth in this Report have been combined with reserves estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves values contained in the aforementioned Registration Statement.





                                                Very truly yours,

                                               /s/ DeGOLYER and MacNAUGHTON

                                                                   EXHIBIT 23.3







                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS



Abraxas Petroleum Corporation
500 North Loop 1604 East, Suite 100
San Antonio, Texas 78232


Gentlemen:

         We consent to the incorporation by reference in your Registration Statement on Form S-8 dated June 1, 1998 of the references to McDaniel & Associates Consultants, Ltd. of information contained in our Evaluation Report "Canadian Abraxas Petroleum Limited Evaluation of Oil & Gas Reserves, as of December 31, 1997," dated March 6, 1997.



                                 Sincerely,



                                 /s/ McDaniel & Associates Consultants, Ltd.

         Calgary, Alberta

         June 1, 1998

                                                                   EXHIBIT 24.1



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: June 1, 1998.



                                                     /s/ Harold D. Carter
                                                     Harold D. Carter

                                                                    EXHIBIT 24.2


                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: June 1, 1998.



                                                     /s/ Robert D. Gershen
                                                     Robert D. Gershen

                                                                    EXHIBIT 24.3



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: June 1, 1998.



                                                     /s/ Richard M. Kleberg, III
                                                     Richard M. Kleberg, III

                                                                    EXHIBIT 24.4



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: June 1, 1998.



                                                     /s/ James C. Phelps
                                                     James C. Phelps

                                                                    EXHIBIT 24.5



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: June 1, 1998.



                                                     /s/ Paul A. Powell, Jr.
                                                     Paul A. Powell, Jr.

                                                                   SECTION 24.6



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: June 1, 1998.



                                                     /s/ Richard M. Riggs
                                                     Richard M. Riggs